NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations (800) 400-6407 investor.relations@americanrealtyinvest.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2011 Results

Dallas (March 30, 2012) – New Concept Energy, Inc. (AMEX:GBR), ( the “Company” or “NCE”) a Dallas-based oil and gas company, today reported a net loss for the twelve months ended December 31, 2011 of $11.8 million  or $(6.06) per share, compared to net loss of $11,000 or $(0.01) per share for the twelve months ended December 31, 2010. Net loss for the three months ended December 31, 2011 was $11.9 million as compared to a net income of $125,000 for the three months ended December 31, 2010.

The most significant components of the loss recorded in 2011 were bad debt expense of $10 million and impairment expense of $1.4 million for the Company’s oil and gas properties

Between 2006 and the early part of 2009 the Company loaned a related real estate management company its surplus cash for interest rates ranging  from 2% over the prime rate to 8% interest. At December 31, 2009 these loans totaled $11 million. Since 2009 the Company has been paid $857,000 in interest and a principal pay down of $1 million; however, in the fourth quarter of 2011 the Company determined that the financial condition of the obligator had deteriorated and there could be no assurance that the amount owed would or could be collected. The company has recorded a reserve of $10 million and written the receivable to zero.

Due to the decline of the prices for natural gas during 2011 the Company has taken a non-cash charge to operations of $1.4 million as an impairment of the Company’s oil and gas reserves.

In December 2006, Carlton Energy Group, LLC (“Carlton”) instituted litigation against an individual, Eurenergy Resources Corporation (“Eurenergy”) and several other entities including New Concept Energy, Inc.,  alleging tortuous conduct, breach of contract and other matters and as to the Company that it was the “alter ego” of Eurenergy. The Carlton claims were based upon an alleged tortuous interference with a contract related to the right to explore a coal bed methane concession in Bulgaria which had never (and has not to this day) produced a drop of hydrocarbons. At no time during the pendency of this project or since did the Company or any of its officers or directors have any interest whatsoever in the success or failure of the so-called “Bulgaria Project”. However, in the litigation, Carlton alleged that the Company was the “alter ego” of certain of the other Defendants including Eurenergy. Following a jury trial in 2009, the Trial Court granted a judgment for the Company that it was not the “alter ego” of any of the other parties and thereby would not incur any damages.

Cross appeals were filed and on February 14, 2012 the Court of Appeals issued an opinion which, among other things, reinstated the jury award of damages jointly and severely against the defendants including Eurenergy in the amount of $66.5 million and affirmed the award of exemplary against Eurenergy of $8.5 million. The Court of Appeals also overturned the Trial Court’s ruling favorable to the Company rendering a judgment for that amount plus exemplary damages against the Company as the “alter ego” of Eurenergy.

The Company plans to file a Petition for Review of the Court of Appeals Decision with the Supreme Court of the State of Texas. The Company vigorously denies that it is the “alter ego” of any other entity. There are questions regarding the underlying liability of Eurenergy and if Eurenergy is successful in its petition for review or, even if unsuccessful if the Company is successful on its positions described above, the Trial Court’s judgment could be reinstated and the Company would have no liability on this claim.

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	December 31
	2011	2010
Assets

Current assets
Cash and cash equivalents	$109	$59
Accounts receivable from oil and gas sales	167	223
Other current assets	20	101
Total current assets	296	383

Note and interest receivable – related party	-	10,361

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	11,141	11,789

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,486	1,308
Other	150	156
Total property and equipment	1,636	1,464

Other assets	377	70

Total assets	$13,450	$24,067

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	December 31
	2011	2010
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$422	$83
Accrued expenses	417	156
Total current liabilities	839	239

Long-term debt
Notes payable	2,249	1,308
Payable - related parties	691	953
Asset retirement obligation	2,702	2,573
Other long-term liabilities	491	723
Total liabilities	6,972	5,796

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at December 31, 2011 and 2010	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,381)	(40,588)

	6,478	18,271

Total liabilities & equity	$13,450	$24,067

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenue
Oil and gas operations, net of royalties	$1,020	$1,288	$1,246
Real estate operations	2,881	2,925	2,852
	3,901	4,213	4,098

Operating expenses
Oil and gas operations	1,430	1,292	1,498
Real estate operations	1,290	1,225	1,217
Lease expense	866	886	958
Corporate general and administrative	619	731	1,342
Accretion of asset retirement obligation	129	123	117
Impariment of natural gas and oil properties	1,428	-	1,695
	5,762	4,257	6,827
Operating earnings (loss)	(1,861)	(44)	(2,729)

Other income (expense)
Interest income	360	497	574
Interest expense	(131)	(124)	(123)
Bad debt expense - note receivable	(10,006)	-	-
Other income (expense), net	(155)	(340)	68
	(9,932)	33	519

Earnings from continuing operations	(11,793)	(11)	(2,210)

Net income (loss) applicable to common shares	$(11,793)	$(11)	$(2,210)

Net income (loss) per common share-basic and diluted	$(6.06)	$(0.01)	$(1.14)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947